Exhibit 99.1

PEMSTAR REPORTS FISCAL 2005 SECOND-QUARTER RESULTS

September-Quarter Results Meet Revised Guidance,

Company Initiates Investigation at Mexico Facility that May Affect Prior-Year’s Results

ROCHESTER, Minn. – November 3, 2004 – PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today reported its results of operations for the fiscal 2005 second quarter ended September 30, 2004. The company also announced that it is investigating certain discrepancies related to its Guadalajara, Mexico, facility, which may impact previously reported fiscal periods. As a result, PEMSTAR is only disclosing current period financial results.

Fiscal 2005 Second-Quarter Results

Summary of Financial Results

(In thousands, except per share data)

	Three Months Ended September 30, 2004	Six Months Ended September 30, 2004
Net sales	$172,790	$373,435
Operating loss	(3,308)	(1,214)
Net loss	$(5,116)	$(3,882)
Loss per common share	$(0.11)	$(0.09)

Financial Results

PEMSTAR reported net sales of $172.8 million for the fiscal 2005 second quarter. The net loss for the second quarter was ($5.1) million, or ($0.11) per share, within the range of the revised guidance PEMSTAR issued October 5, 2004. The second-quarter net loss includes $0.4 million, or ($0.01) per share, in restructuring charges and $2.1 million, or ($0.05) per share, of accounts receivable and inventory reserves due to customer disengagements resulting from a previously announced change in business model to eliminate less financially stable customers.

Gross profit for the second quarter of fiscal 2005 was $12.2 million, or 7.1 percent of net sales. Gross profit was impacted by $1.0 million of increased reserves for obsolete inventory primarily as a result of customer financial difficulties and bankruptcies, as well as continued under-absorbed capacity in several facilities, including the effect of product transitions for certain customers, as previously disclosed. Selling, general and administrative expenses for the second quarter were $15.1 million, including a $1.1 million increase in reserves for bad debts. Operating loss for the September quarter was ($3.3) million, including the $2.5 million of restructuring charges and reserves described above.

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PEMSTAR

2Q05 Results

The company expects to be cash flow positive for the second quarter of fiscal 2005 and to show sequential improvement in liquidity compared to the 2005 fiscal first quarter.

For the six-month period, PEMSTAR reported net sales of $373.4 million, and a net loss of ($3.9) million, or ($0.09) per share. The six-month net loss includes $0.4 million, or ($0.01) per share, in restructuring charges. Gross profit was $29.1 million, or 7.8 percent of net sales, again impacted by $1.2 million of increased reserves for obsolete inventory. Selling, general and administrative expenses for the six months were $29.9 million, including a $1.4 million increase in reserves for bad debts. Operating loss for the period was ($1.2) million, including $3.0 million of restructuring charges and reserves as described above.

Internal Investigation

The company also announced that it has launched an investigation of certain accounting discrepancies related to its Guadalajara, Mexico facility. Difficulty in obtaining satisfactory explanations for specific items, which were identified during the company’s normal reconciling process, led to the investigation. At this time, the company believes this issue will not materially affect current fiscal year results, but may impact previously reported fiscal periods. Although current estimates put the amount at issue at $6 million or less, the company cannot at this time be certain that it has identified the entire potential impact on its Mexico financial results. PEMSTAR believes that the outcome of this review will not affect the ongoing operation of its Guadalajara, Mexico facility.

As a result of the uncertainty created by this investigation, the company is providing second-quarter and year-to-date results of operations only, with no year-ago comparisons or balance sheet information. Also, given the status of the investigation, PEMSTAR does not expect to file its Form 10-Q for the quarter ended September 30, 2004 by its initial due date, November 9, 2004. PEMSTAR will provide further details in a news release and conference call when the investigation is complete and the company has filed its quarterly report with the SEC.

“We have launched a thorough investigation, led by an independent review team, to determine the extent of any discrepancies in our Mexico results,” said Greg Lea, PEMSTAR’s executive vice president and CFO. “We’re confident that this issue is confined to our Mexico operation.”

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PEMSTAR

2Q05 Results

Restructuring Initiatives

Al Berning, PEMSTAR’s chairman, president and CEO, said, “We implemented a restructuring program at the beginning of October to enhance future margins and strengthen customer satisfaction management. Ultimately, a total of 100,000 to 150,000 square feet of manufacturing space, or at least 14 percent of domestic capacity, will be eliminated from the Americas region. The company is currently implementing a workforce reduction of approximately 5 percent, or 75 to 100 people, in our domestic operations with the majority to be completed within the fiscal third quarter. The plan improves utilization as well as streamlines domestic operations, while maintaining our global capabilities. When completed, we anticipate that our actions will yield at least $5 million in annual savings.”

Business Update

As previously announced, PEMSTAR secured more favorable terms for its $90 million revolving line of credit with its domestic lending group, which is led by Congress Financial Corporation, a subsidiary of Wachovia Bank N.A. The new terms, among other benefits, reduce the company’s borrowing costs and extend by one year the expiration of the borrowing agreement.

During the second quarter, sales to the industrial sector accounted for 43.3 percent of net sales; computing and data storage was 28.2 percent of net sales; communications was 25.1 percent of net sales; and medical was 3.4 percent of net sales.

Further strengthening the management team, John C. Boutsikaris joined the company during the quarter as executive vice president of sales and industry. Boutsikaris is responsible for leading PEMSTAR’s worldwide sales and marketing organization, as well as its four select industry groups.

Recently, PEMSTAR received the esteemed Driving Manufacturing Excellence Award from the Manufacturing Enterprise Solutions Association International (MESA) for achieving success in the company’s market through applying innovative technology and techniques to build an efficient manufacturing model.

Concluded Berning, “As I said in October, we experienced order level sluggishness in the September quarter. Spending in the technology sector weakened, and we experienced product transitions with several customers. Our restructuring programs will address these underutilization performance issues. We’ll continue to focus on winning new business through the strength of our global, concept to customer solutions business model.”

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PEMSTAR

2Q05 Results

Fiscal 2005 Third-Quarter Outlook

The following forward-looking statements are based on current expectations, and today’s economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the fiscal 2005 third quarter ending December 31, 2004, of $175 million to $185 million, and a net loss of ($0.08) to ($0.02) per share. The net loss excludes restructuring charges, as previously disclosed in the range of $2 million to $4 million, or ($0.04) to ($0.09) per share, to be taken in the December 2004 and March 2005 quarters.

Fiscal Second-Quarter Webcast

PEMSTAR will host a live Webcast of its fiscal second-quarter earnings conference call today, Wednesday, November 3, at 4:00 p.m. CT (5:00 ET). Al Berning and Greg Lea will discuss the company’s second-quarter results. To access the Webcast, go to the investor relations portion of PEMSTAR’s Web site, www.pemstar.com, and click on the Webcast icon. A replay of the Webcast will be available on PEMSTAR’s Web site for one week.

If you do not have access to the Internet and want to listen to an audio replay of the second-quarter conference call, phone 800-633-8284 (domestic), or 402-977-9140 (international), access number 21212058. The telephone replay will be available beginning at 6:00 p.m. CT on Wednesday, November 3, through 6:00 p.m. CT on Friday, November 5.

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PEMSTAR

2Q05 Results

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the Americas, Asia and Europe. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 16 locations worldwide.

This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by Mr. Berning and Mr. Lea, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: recession or decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition; the outcome of the investigation currently being conducted at the Company’s Guadalajara, Mexico facility and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to risks as included in Exhibit 13.1 of PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

CONTACT:	At PEMSTAR:	At Padilla Speer Beardsley:
	Greg Lea	Matt Sullivan /Marian Briggs
	EVP & CFO	Direct: 612/455-1711
	507/292-6941	Main: 612/455/1700

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PEMSTAR Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30, 2004	Six Months Ended September 30, 2004
Net sales	$172,790	$373,435
Cost of goods sold	160,593	344,369

Gross profit	12,197	29,066

Selling, general and administrative expenses	15,115	29,890
Restructuring charges	390	390

Operating loss	(3,308)	(1,214)

Other (income) expense - net	150	(1,332)
Interest expense	1,958	4,079

Loss before income taxes	(5,416)	(3,961)

Income tax benefit	(300)	(79)

Net loss	$(5,116)	$(3,882)

Basic and diluted loss per common share:	$(0.11)	$(0.09)

Shares used in computing basic and diluted loss per common share:	45,150	45,146

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